Exhibit 10.34

May ___, 2008

Dear _______:

Re:     Notice of Restricted Stock Award under Anheuser-Busch Companies, Inc.
2008 Long-Term Equity Incentive Plan for Non-Employee Directors

Under the terms of the Company’s 2008 Long-Term Equity Incentive Plan for Non-Employee Directors, and in accordance with your previous election or deemed election, you have been awarded the following shares of Restricted Stock:

Restricted Stock Awarded
Award Date
Vesting Date (date when Restricted Stock becomes non-forfeitable and freely transferable)

These Deferred Stock Units are subject to the terms and conditions provided in the Plan.

By signing and returning this Award Letter to me, you acknowledge and agree (i) to be bound by all of the terms, provisions and limitations of the Plan, (ii) that you appoint BNY Mellon Shareowner Services (“Mellon”) as agent for the purpose of receiving the Restricted Stock awarded to you, (iii) that you direct Mellon to hold the Restricted Stock in book entry form under the terms and conditions of the Plan, (iv) that the transfer of the Restricted Stock to Mellon constitutes the legal equivalent of delivery to you, and (v) that Mellon shall be empowered to take any action necessary to retransfer to the Company any shares of forfeited Restricted Stock pursuant to the terms of the Plan.

My office will keep track of the Restricted Stock awarded to you under the Plan.  As soon as practicable after the lapse of restrictions set forth in the Plan (and subject to applicable tax withholding, if any), we will send the certificates for the unrestricted shares to you.

If you need information about the Deferred Stock Units, or if you need additional copies of the Plan, the Plan Prospectus, or other documents, please contact me at (314) 577-3314 or Laura Reeves at (314) 577-2454.

Very truly yours,

Acknowledged and Agreed:

Date:

Enclosures